Exhibit 99.1

P R E S S R E L E A S E

Corporate Headquarters 11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90025 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco Corporate Communications 212.984.6535	Nick Kormeluk Investor Relations 949.809.4308

CB RICHARD ELLIS GROUP, INC. NAMES MICHAEL J.

LAFITTE PRESIDENT OF ITS AMERICAS BUSINESS

Los Angeles, CA – August 20, 2009 — CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that Michael J. Lafitte has been appointed President of the Company’s Americas business. Mr. Lafitte has been President of the Institutional & Global Corporate Services (Outsourcing) line of business, where he has overseen strong growth for the past two and a half years. In his new role, he succeeds Calvin W. Frese, Jr., who became the Company’s Global Chief Operating Officer earlier this year.

As President, Americas, Mr. Lafitte will direct all of the Company’s business lines and shared services functions in the United States, Canada and Latin America. The Americas is the Company’s largest business segment with 2008 revenue of more than $3.2 billion.

“Mike is the perfect person to lead our Americas operations to the next level of success,” Mr. Frese said. “He is widely respected by our employees and clients alike and is a great leader who lives-out our corporate values.”

Mr. Lafitte joined CB Richard Ellis in December 2006 with the acquisition of Trammell Crow Company. Since then, he has presided over the Company’s Institutional & Global Corporate Services business. Despite the challenges of the economy, the business line has grown into a $1.7 billion annual business and comprised more than 40% of the Company’s global revenue for the first six months of 2009.

Mr. Lafitte began his real estate career in 1984 as a leasing agent at Lincoln Property Company and over the past 25 years, has held leadership and production roles at Bear Stearns Real Estate Group and PREMISYS (a former affiliate of Prudential Life Insurance Company) prior to joining Trammell Crow Company in 1997.

CB Richard Ellis Press Release

August 20, 2009

Mr. Lafitte holds a Bachelor’s degree in Business Administration from the University of Texas and Master’s in Business Administration from Southern Methodist University. He resides in Dallas, Texas with his wife and three children.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2008 revenue). The Company has approximately 30,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis has been named a BusinessWeek 50 “best in class” company and Fortune 100 fastest growing company two years in a row. Please visit our Web site at www.cbre.com.